Exhibit 99.7

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
								Québec Economic Plan –
	July			April to July				March 2017(1)
	2016	(2)	2017	2016-2017	(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	3 986		4 079	18 565		19 300	4.0	60 249		1.8
Federal transfers	1 529		1 697	6 217		6 666	7.2	20 053		7.9
Total revenue	5 515		5 776	24 782		25 966	4.8	80 302		3.3
Expenditure
Program spending	–4 897		–5 085	–23 097		–23 603	2.2	–72 591		4.1
Debt service	–611		–593	–2 540		–2 352	–7.4	–7 776		2.3
Total expenditure	–5 508		–5 678	–25 637		–25 955	1.2	–80 367		3.9
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	419		328	754		513	—	165		—
Health and social services and education networks(5)	–1		—	–3		—	—	—		—
Generations Fund	164		170	675		676	—	2 488		—
Total consolidated entities	582		498	1 426		1 189	—	2 653		—
SURPLUS (DEFICIT)	589		596	571		1 200	—	2 588	(6)	—
Contingency reserve	—		—	—		—	—	–100		—
BALANCED BUDGET ACT										—
Deposits of dedicated revenues in the Generations Fund	–164		–170	–675		–676	—	–2 488		—
BUDGETARY BALANCE(7)	425		426	–104		524	—	—		—

GENERAL FUND REVENUE

For July 2017, General Fund revenue reached $5.8 billion, an increase of $261 million, or 4.7%, compared to July 2016.

  Own-source revenue reached $4.1 billion, an increase of $93 million, or 2.3%, compared to July 2016.

– This growth stems primarily from a $114-million increase in corporate taxes.

  Federal transfers amounted to $1.7 billion, up $168 million compared to July 2016.

Since the beginning of the fiscal year, General Fund revenue totalled $26.0 billion, an increase of $1.2 billion, or 4.8%, compared to July 31, 2016.

  Own-source revenue stood at $19.3 billion, up $735 million, or 4.0%, from last year.

– This increase is due primarily to growth in corporate taxes ($316 million), consumption taxes ($251 million) and personal income tax ($102 million).

  Federal transfers amounted to $6.7 billion, up $449 million compared to July 31, 2016.

– This growth stems primarily from a $351-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			July				April to July
Revenue by source	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 233		1 190	–3.5	6 790		6 892	1.5
Contributions for health services	552		570	3.3	2 358		2 363	0.2
Corporate taxes	330		444	34.5	1 399		1 715	22.6
Consumption taxes	1 469		1 490	1.4	6 304		6 555	4.0
Other sources	108		132	22.2	553		608	9.9
Total own-source revenue excluding government enterprises	3 692		3 826	3.6	17 404		18 133	4.2
Revenue from government enterprises	294		253	–13.9	1 161		1 167	0.5
Total own-source revenue	3 986		4 079	2.3	18 565		19 300	4.0
Federal transfers
Equalization	835		924	10.7	3 343		3 694	10.5
Health transfers	495		511	3.2	1 981		2 021	2.0
Transfers for post-secondary education and other social programs	136		137	0.7	543		547	0.7
Other programs	63		125	98.4	350		404	15.4
Total federal transfers	1 529		1 697	11.0	6 217		6 666	7.2
TOTAL	5 515		5 776	4.7	24 782		25 966	4.8

GENERAL FUND EXPENDITURE

For July 2017, General Fund expenditure totalled $5.7 billion, up $170 million, or 3.1%, compared to the same period the previous fiscal year.

  Program spending rose by $188 million, or 3.8%, to $5.1 billion.

– The most significant changes were in the Health and Social Services mission ($96 million) and the Education and Culture mission ($72 million).

  Debt service amounted to $593 million, a decrease of $18 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $26.0 billion, up $318 million compared to the same period the previous fiscal year.

  Program spending rose by $506 million, or 2.2%, to $23.6 billion.

– The most significant changes were in the Health and Social Services mission ($301 million), the Administration and Justice mission ($168 million) and the Education and Culture mission ($101 million).

  Debt service amounted to $2.4 billion, a decrease of $188 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	July				April to July
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 699		2 795	3.6	12 220		12 521	2.5
Education and Culture	732		804	9.8	5 540		5 641	1.8
Economy and Environment	607		557	–8.2	1 920		1 893	–1.4
Support for Individuals and Families	507		515	1.6	2 111		2 074	–1.8
Administration and Justice	352		414	17.6	1 306		1 474	12.9
Total program spending	4 897		5 085	3.8	23 097		23 603	2.2
Debt service	611		593	–2.9	2 540		2 352	–7.4
TOTAL	5 508		5 678	3.1	25 637		25 955	1.2

CONSOLIDATED ENTITIES

For July 2017, the results of consolidated entities showed a surplus of $498 million. These results include:

  a deficit of $4 million for special funds;

  dedicated revenues of $170 million for the Generations Fund;

  a surplus of $332 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $1.2 billion. These results include:

  a surplus of $386 million for special funds;

  dedicated revenues of $676 million for the Generations Fund;

  a surplus of $127 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
					July 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	funded Non-budget- bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 042	170	309	716	2 357	—		4 594	–2 705		1 889
Expenditure
Expenditure	–851	—	–309	–716	–1 968	—		–3 844	2 619		–1 225
Debt service	–195	—	—	—	–57	—		–252	86		–166
Subtotal	–1 046	—	–309	–716	–2 025	—		–4 096	2 705		–1 391
SURPLUS (DEFICIT)	–4	170	—	—	332	—		498	—		498
				April to July 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	funded Non-budget- bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	4 363	676	432	2 056	8 011	—		15 538	–9 260		6 278
Expenditure
Expenditure	–3 224	—	–432	–2 056	–7 675	—		–13 387	8 933		–4 454
Debt service	–753	—	—	—	–209	—		–962	327		–635
Subtotal	–3 977	—	–432	–2 056	–7 884	—		–14 349	9 260		–5 089
SURPLUS (DEFICIT)	386	676	—	—	127	—		1 189	—		1 189

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For July 2017, the consolidated net financial surplus stood at $3.3 billion, an increase of $2.1 billion over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $731 million, compared to financial requirements of $1.7 billion last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
			July		April to July
	2016	(2)	2017	Change	2016-2017(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	3 986		4 079	93	18 565	19 300	735
Federal transfers	1 529		1 697	168	6 217	6 666	449
Total revenue	5 515		5 776	261	24 782	25 966	1 184
Expenditure
Program spending	–4 897		–5 085	–188	–23 097	–23 603	–506
Debt service	–611		–593	18	–2 540	–2 352	188
Total expenditure	–5 508		–5 678	–170	–25 637	–25 955	–318
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	419		328	–91	754	513	–241
Health and social services and education networks(5)	–1		—	1	–3	—	3
Generations Fund	164		170	6	675	676	1
Total consolidated entities	582		498	–84	1 426	1 189	–237
SURPLUS (DEFICIT)	589		596	7	571	1 200	629
Consolidated non-budgetary surplus (requirements)	599		2 722	2 123	–2 271	–469	1 802
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 188		3 318	2 130	–1 700	731	2 431

Appendix

MARCH 2017 QUÉBEC ECONOMIC PLAN – BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	Québec Economic Plan –
	March 2017	(1)	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687		3.5
Contributions for health services	7 261		0.3
Corporate taxes	5 311		6.4
Consumption taxes	18 275		2.6
Other sources	1 665		0.0
Total own-source revenue excluding government enterprises	56 199		2.9
Revenue from government enterprises	4 050		–11.7
Total own-source revenue	60 249		1.8
Federal transfers	20 053		7.9
TOTAL GENERAL FUND REVENUE	80 302		3.3
Program spending
Health and Social Services	–36 764		4.2
Education and Culture	–18 877		4.3
Economy and Environment	–5 418		2.1
Support for Individuals and Families	–6 274		–0.4
Administration and Justice	–5 258		10.1
Total program spending	–72 591		4.1
Debt service	–7 776		2.3
TOTAL GENERAL FUND EXPENDITURE	–80 367		3.9
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165		—
Health and social services and education networks(5)	—		—
Generations Fund	2 488		—
TOTAL CONSOLIDATED ENTITIES	2 653		—
SURPLUS (DEFICIT)	2 588	(6)	—
Contingency reserve	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488		—
BUDGETARY BALANCE(7)	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.15 of The Québec Economic Plan – March 2017.

(2)

The 2016-2017 data of the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 4 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act.
(8)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at August 31, 2017, will be published on November 3, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.